JPMorgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com

News release: IMMEDIATE RELEASE

JPMorgan Chase Plans Dividend Increase and $6.5 Billion Capital Repurchase Program

New York, March 26, 2014 - JPMorgan Chase & Co. (NYSE: JPM) announced today that, following the Federal Reserve Board’s release of the 2014 Comprehensive Capital Analysis and Review (CCAR) results, its Board of Directors intends to increase the quarterly common stock dividend to $0.40 per share, effective the second quarter of 2014. The Board has also authorized a common equity repurchase program to repurchase $6.5 billion of common equity between April 1, 2014, and March 31, 2015. This authorization includes shares repurchased to offset issuances under the Firm’s equity-based compensation plans.
The Federal Reserve Board informed the Firm that it does not object to the Firm’s proposed 2014 capital distribution plan.
Jamie Dimon, Chairman and CEO of JPMorgan Chase said: “We are pleased that our Board intends to raise the dividend and has authorized us to continue our equity buyback program.  We anticipate reaching a Basel III Tier I common ratio of 10% by the end of this year, taking into account these capital actions and our ongoing investments in our growing businesses.”
The Firm’s dividends will be subject to the Board’s approval at the customary times those dividends are declared. The 2014 second quarter dividend, which the Board intends to increase to $0.40 per share, would be for shareholders of record on July 3, 2014, payable on July 31, 2014. Upon the declaration of a dividend in the second quarter of 2014 in an amount in excess of $0.38 per share, the Exercise Price and the Warrant Share Number for the warrants (as defined in the

Investor Contact: Sarah Youngwood (212) 270-7325	Media Contact: Brian Marchiony (212) 270-7433

J.P. Morgan Chase & Co.
News Release

warrants) to purchase shares of common stock of the Firm may be adjusted. Further information regarding the warrants and adjustments to the warrant Exercise Price and the Warrant Share Number is available on the Firm’s website at jpmorganchase.com, under the heading Investor Relations, Shareholder Information: “Warrant Information.”
Repurchases of equity will be pursuant to the common equity repurchase program of $15.0 billion previously authorized by the Firm’s Board of Directors on March 13, 2012. As of the date of this press release, $8.3 billion of repurchase capacity was remaining under such program. The timing and exact amount of common equity purchased will be consistent with the Firm’s capital plan and will depend on various factors, including market conditions, the Firm’s capital position, internal capital generation, alternative investment opportunities, and legal and regulatory considerations; the Firm’s repurchase program does not include specific price targets or timetables, and may be executed through open market purchases or privately negotiated transactions, including the use of Rule 10b5-1 programs, and may be suspended at any time.
JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.4 trillion and operations worldwide. The firm is a leader in investment banking, financial services for consumers, small business and commercial banking, financial transaction processing, asset management and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

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